Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 12235 El Camino Real San Diego, California 92130 o: 858-350-2300 f: 858-350-2399

February 25, 2026

RxSight, Inc.

100 Columbia

Aliso Viejo, California 92656

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by RxSight, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 1,649,680 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”) reserved for future issuance under the Company’s 2021 Equity Incentive Plan (the “2021 Plan”). As the Company’s legal counsel, we have reviewed the actions proposed to be taken by the Company in connection with the issuance and sale of the Shares to be issued under the 2021 Plan.

It is our opinion that the Shares, when issued and sold in the manner referred to in the 2021 Plan and pursuant to the agreements that accompany the 2021 Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,
/s/ Wilson Sonsini Goodrich & Rosati
WILSON SONSINI GOODRICH & ROSATI,
Professional Corporation

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